EXHIBIT 99.1

Gevity Reports First Quarter 2007 Results

 * Results In Line With Previously Stated Guidance
 * Growth in Client Employee Count Expected in Second Quarter
 * Business Model Transformation on Track
 * Company Confirms Full Year Earnings Expectations
 * Board Approves Additional $36.5 Million For Share Repurchases

BRADENTON, Fla., April 26, 2007 (PRIME NEWSWIRE) -- Gevity (Nasdaq:GVHR), which serves as the full-service human resources department for small and mid-sized businesses, announced today, in line with the company's previously announced expectations, first quarter diluted earnings per share of $0.10.

"In the first quarter, we made further progress on our transformation to a 100% service fee-driven business model with the purchase of HRAmerica to support Gevity Edge Select(tm), the non co-employed option of our comprehensive HR solution," commented Erik Vonk, Gevity's Chairman and Chief Executive Officer. "Additionally, we delivered improved earnings quality while appropriately managing expenses. We are also seeing encouraging signs of progress in production indicators, which along with improving attrition levels, strengthens our confidence in planned accelerated client employee growth as the year progresses."

First Quarter Results

In line with the company's previously announced expectations, Gevity ended the first quarter with 140,000 client employees, of which 124,100 were from Gevity's core base and 15,900 were from the HRAmerica book of business.

Gevity added 5,100 new client employees in the first quarter and, as the quarter progressed, saw a number of indications of growing momentum in its sales efforts including increase in web traffic, lead activity and prospects contacted. These positively trending indicators signal building awareness in the market and growing interactions with prospects, which have led to an increase in the number of client employees included in requests for proposals each month.

Total retention levels improved within the first quarter. The average monthly attrition rate was 1.5% or 6,800 client employees for the full quarter. Change in the client employee count of existing clients resulted in an additional decline of 1,500 client employees, which has since stabilized, returning to more historical levels in March and April.

Revenue for the first quarter of 2007 was $161.1 million in 2007 compared to $169.7 million for the same period last year. As the company has described, the year-over-year change is primarily a result of a relatively smaller client portfolio in 2007 due to the departure of legacy clients in the fourth quarter of 2006. Most importantly within revenue, professional service fees per average paid client employee, excluding HRAmerica, increased from $1,219 in the first quarter of 2006 to $1,261 in the first quarter of 2007, which contributed to improved earnings quality as professional service fees represented 81.2% of gross profit in the first quarter of 2007 compared to 78.3% for the same period last year.

In the first quarter, operating expenses were unfavorably impacted by one time charges including severance payments, expenditure related to the HRAmerica acquisition and IT and marketing costs associated with the development and launch of Gevity Edge Select. Including these charges, operating expenses declined from $42.9 million in the fourth quarter of 2006 to $41.1 million in the first quarter of 2007, but were $4.0 million higher when compared to the first quarter of 2006. While the severance charge will not extend beyond the first quarter and operating expenses will be trending downward in the second quarter, elevated Gevity Edge Select, IT and marketing expenses will continue into the second quarter. Expenditure levels are budgeted to level off in the third and fourth quarters.

Business Model Transformation

Gevity's business transformation to a 100% service fee-driven model is on plan. After acquiring HRAmerica in February, Gevity expects its integration to be completed by July 1, 2007. The company's sales organization is expected to be fully trained on Gevity Edge Select by the end of the second quarter and prospecting has already resulted in a developing pipeline. Contracts with national providers for benefits administration and insurance distribution have been signed as well and will be operational by July 1, 2007. Gevity expects to begin generating growth from Gevity Edge Select in the third quarter.

2007 Outlook

The company reiterated its 2007 expectation of at least $1.27 earnings per diluted share based on 25.0 million shares outstanding and an effective tax rate of 38.5%. Included in the $1.27 earnings per diluted share is approximately $11.0 million of gross profit ($0.27 per diluted share) due to anticipated reductions in prior years' workers' compensation loss estimates assuming continued favorable claims development activity throughout the remainder of 2007. This compares to $1.32 earnings per diluted share for 2006, of which approximately $18.7 million of gross profit ($0.43 per diluted share) represented the reduction in prior years' workers' compensation loss estimates due to favorable claims development that occurred during 2006.

Within the second quarter, improving production and retention trends are expected to result in an annualized client employee growth rate in the mid-to-high single digits. Production is expected to accelerate for the remainder of the year, in large measure, as a result of the availability of Gevity Edge Select, incremental volume generated by recently opened offices, the regionalized mid-market effort and increased marketing investments. The improving retention levels seen in the first quarter of 2007 are expected to continue, and when combined with production expectations, total client employee organic growth is anticipated to be in line with the company's long-term performance standard of 12% by the end of 2007.

Operating expenses are expected to decline in the second and third quarters of 2007 before leveling off to between $36 million and $38 million in the fourth quarter. Full year results are anticipated to generate free cash flow in excess of $28 million with an additional $32 million expected to be received from AIG in the year in connection with the company's workers' compensation program.

The anticipated client employee growth along with the managed spending levels are expected to drive second quarter earnings per diluted share well above first quarter results to between $0.17 and $0.19.

Mr. Vonk commented, "We are closing a period in which there was diminishing PEO benefit without any offsetting contribution of Gevity Edge Select. With the building blocks in place to bring the full value of our non co-employed offering to our clients, we are on target to deliver on our growth objectives for 2007 and beyond. In the course of this year, we anticipate making further progress towards our previously shared long-term performance standards."

 Long-Term Performance Standards

   growth                15%          year over year growth in net
                                      revenues*, including at least
                                      12% unit growth

   profit                15% - 20%    year over year increase in
                                      operating income

   return on people      $80,000      by 2010 as measured by EBITDA/
                                      Gevity colleague

   earnings quality**    100% fees    by 2009

   dividend pay out      30%          after appropriate allocation of
                                      capital to growth

 *  Net revenues equals total revenues minus revenues related to health and welfare benefit plans. This measure will reflect the fully insured, non-risk bearing nature of the health benefit programs once achieved.

 ** Quality of earnings is the company's measurement of the percentage of gross profit generated from service fees rather than from margin as a reward for transferred insurance risk. The company strives to generate gross profit consisting of 100% of service fees by 2009. Service fees are expected to be composed primarily of remuneration for human resource services and to a lesser extent, a minor component of insurance-related service fees including risk management, administration and agency fees.

Stock Repurchase Program

Pursuant to its $75 million share repurchase program authorized by the Board in August 2006, the company repurchased 1.34 million shares at a total cost of $29.8 million in 2006 and 0.3 million shares at a total cost of $6.7 million during the first quarter of 2007, leaving $38.5 million remaining under the original authorization. The Board has approved an additional $36.5 million, bringing the approved plan back to $75 million. Consistent with its objective of enhancing shareholder value, Gevity will continue to use its share repurchase program to vigorously pursue any opportunities to purchase shares when it believes its stock is undervalued and does not fully reflect the company's performance and prospects for the future. Share repurchases under the program may be made through open market repurchases, block trades or in private transactions at such times and in such amounts as the company deems appropriate, based on a variety of factors including price, regulatory requirements, market conditions and other corporate opportunities.

Mr. Vonk concluded, "The Board's decision underscores its confidence in our ability to transform our business model to one that is 100% service-fee driven while generating profitable growth. At the same time, the replenished share repurchase program demonstrates the Board's commitment to increasing shareholder value."

Stakeholder Day

On June 14, 2007, the company will be hosting its Fourth Annual Stakeholder Day in Sarasota, FL. Participants will be able to:

 * Interact with senior managers, Gevity colleagues and other stakeholders, including analysts, clients, investors and strategic partners.
 * Learn more about Gevity's business model transformation in a dedicated break out session.
 * Find out more about Gevity's key differentiator, Gevity OnSite(tm), experienced HR Consultants based in local markets backed by nationwide resources, and easy-to-use technology including Gevity
   OnLine(tm) and Gevity OnCall(tm)

For more information, visit www.gevity.com/stakeholderday/stakeHolderDay.jsp.

Earnings Conference Call

Gevity invites you to participate in a live conference call and webcast this morning at 10:30 a.m. Eastern Time to discuss the company's first quarter results, its growth strategy and its business transformation. To participate in the call, dial (866) 617-6634 in the U.S. and Canada. Dial (706) 679-0889 internationally. Ask for the Gevity conference call and provide the following pass code: 2413079. Allow five to ten minutes before 10:30 a.m. Eastern Time to secure the line. Listen to a webcast of the call live by visiting http://www.gevity.com/investor_relations/index.html. Allow five to ten minutes before 10:30 a.m. Eastern Time to register (Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from Microsoft, and at least a 28.8 KBPS connection to the Internet).

If you are unable to listen to the live call, audio will be archived on the Gevity website. To access the replay, visit the Investor Relations section of www.gevity.com.

About Gevity

Thousands of small and mid-sized businesses nationwide leverage the flexibility and scalability of Gevity's human resources (HR) solution to help them maximize the return on investment in their people. Essentially, Gevity serves as the full-service HR department for these businesses, providing each employee with support previously only available at much larger companies. Gevity delivers the Gevity Edge(tm), a comprehensive solution comprised of innovative management and administration services, helping employers to streamline HR administration, optimize HR practices, and maximize people and performance. This solution enables both businesses and their employees to achieve their full potential, giving them an edge over competitors. Gevity's unique approach features Gevity OnSite(tm), experienced HR Consultants based in local markets backed by nationwide resources and easy-to-use technology, including Gevity OnLine(tm) and Gevity OnCall(tm). For more information, call 1.800.2GEVITY (1.800.243.8489) or visit gevity.com.

A copy of this press release can be found on the company's Web site at www.gevity.com.

Pursuant to the Private Securities Litigation Reform Act of 1995, the company is hereby providing cautionary statements to identify important factors that could cause the company's actual results to differ materially from forward-looking statements contained in, or implied by, this press release.

Forward-looking statements are those that express expectations, beliefs, plans, objectives, assumptions or future events or performance that are not historical facts. They are often expressed through the use of words or phrases such as "will result," "are expected to," "anticipated," "plans," "intends," "will continue," "estimated," "projection," "preliminary," "forecast" and similar expressions. The results or events contemplated by forward-looking statements are affected by known and unknown risks that may cause the actual results of the company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the company to control or predict, such as risks relating to the following: to the company's guidance, including the challenges to achieving the company's growth strategy in general, gaining new client employees while passing on increased pricing, increasing professional service fees, resolving issues with the multi-carrier choice program, retaining clients through annual benefit enrollment, penetrating the middle market and opening new geographic offices, and its long-term performance standards, our dependence on technology services, the adequacy of our insurance-related loss reserves, the availability of insurance coverage for workers' compensation and medical benefits, damage due to hurricanes and other natural disasters, risks inherent in our acquisition strategy, our dependence on third party technology licenses, our dependence on key personnel, qualified service consultants and sales associates, fluctuations in our quarterly results and sustaining our growth, variability in health insurance claims, state unemployment tax rates and workers' compensation rates, liabilities resulting from our co-employment relationship with our clients, credit risks of our large clients, short termination provisions in our professional services agreements, our geographic market concentration, collateral requirements of our insurance, regulatory compliance, Internet and related security risks, potential liabilities due to potentially being an "employer" due to ERISA and tax regulations and litigation, challenges to expansion due to varying state regulatory requirements, competition and risks relating to recovering insurance premiums paid to a Bermuda reinsurance company. These and other factors are described in the company's filings with the Securities and Exchange Commission, including under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

                   GEVITY HR, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
        (in $000's, except share and per share data, unaudited)

                                            For the Three Months Ended
                                                    March 31,
                                              ---------------------
                                                2007         2006
                                              ---------------------

 Revenues                                     $161,115     $169,689
 Cost of services                              115,721      120,087
                                              ---------------------

 Gross profit                                   45,394       49,602
                                              ---------------------
 Operating expenses:
   Salaries, wages and commissions              22,538       20,868
   Other general and administrative             14,793       12,874
   Depreciation and amortization                 3,735        3,297
                                              ---------------------
     Total operating expenses                   41,066       37,039
                                              ---------------------

 Operating income                                4,328       12,563
 Interest expense, net                            (134)         (12)
 Other non-operating expense, net                  (14)        (143)
                                              ---------------------
 Income before income taxes                      4,180       12,408
 Income tax provision                            1,666        4,214
                                              ---------------------
 Net income                                   $  2,514     $  8,194
                                              =====================

 Net income per common share - diluted        $   0.10     $   0.30
                                              =====================

 Weighted average common shares
  outstanding - diluted                         25,040       27,177
                                              =====================

                   GEVITY HR, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in $000's, unaudited)

                                              March 31,   December 31,
                                                2007         2006
                                              --------     --------
                     ASSETS
 Current assets:
   Cash and cash equivalents                  $  6,089     $ 36,291
   Marketable securities - restricted            5,932        4,478
   Accounts receivable, net                    116,804      126,936
   Short-term workers' compensation
    receivable, net                             27,186       35,354
   Other current assets                         17,481       15,927
                                              --------     --------
     Total current assets                      173,492      218,986
 Property and equipment, net                    24,859       23,847
 Long-term marketable securities -
  restricted                                     3,792        3,747
 Long-term workers' compensation
  receivable, net                               97,573       85,872
 Intangible assets, net                         20,689       20,856
 Goodwill and other assets                      28,273       21,252
                                              --------     --------
     Total assets                             $348,678     $374,560
                                              ========     ========

       LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:
   Accrued payroll and payroll taxes          $146,099     $163,410
   Accrued insurance premiums and health
    reserves                                    13,967       17,287
   Customer deposits and prepayments            13,120       11,893
   Deferred tax liability, net                  22,476       24,583
   Accounts payable and other accrued
    liabilities                                  9,533       12,466
                                              --------     --------
     Total current liabilities                 205,195      229,639
 Revolving credit facility                       2,249           --
 Other long-term liabilities                     4,607        2,869
                                              --------     --------
     Total liabilities                         212,051      232,508
 Total shareholders' equity                    136,627      142,052
                                              --------     --------
     Total liabilities and shareholders'
      equity                                  $348,678     $374,560
                                              ========     ========

                   GEVITY HR, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (in $000's, unaudited)

                                            For the Three Months Ended
                                                    March 31,
                                              ---------------------
                                                2007         2006
                                              --------     --------

 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                 $  2,514     $  8,194
   Adjustments to reconcile net income
    to net cash used in operating
    activities:
     Depreciation and amortization               3,735        3,297
     Deferred tax (benefit) provision, net      (2,408)         343
     Stock-based compensation                      841          835
     Excess tax benefits from share-based
      arrangements                                (243)      (1,475)
     Provision for bad debts                       524           56
     Other                                         145          175
     Changes in operating working capital      (16,495)     (24,055)
                                              --------     --------
   Net cash used in operating activities       (11,387)     (12,630)
                                              --------     --------

 CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of marketable securities and
    certificates of deposit                     (1,499)         (76)
   Capital expenditures                         (2,108)      (4,208)
   Business acquisition                         (9,466)          --
                                              --------     --------
     Net cash used in investing activities     (13,073)      (4,284)
                                              --------     --------

 CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings under revolving credit
    facility                                     2,249           --
   Proceeds from exercise of stock options         674        1,359
   Excess tax benefits from share-based
    arrangements                                   243        1,475
   Dividends paid                               (2,222)      (1,846)
   Purchase of treasury stock                   (6,686)     (12,900)
                                              --------     --------
     Net cash used in financing activities      (5,742)     (11,912)
                                              --------     --------

 Net decrease in cash and cash equivalents     (30,202)     (28,826)
 Cash and cash equivalents - beginning
  of period                                     36,291       52,525
                                              --------     --------
 Cash and cash equivalents - end of period    $  6,089     $ 23,699
                                              ========     ========

                   GEVITY HR, INC. AND SUBSIDIARIES
                           STATISTICAL DATA
                             (unaudited)

                                           1st Quarter       Percentage
                                        2007        2006       Change
                                      --------    --------   ---------

 Client employees at period end (1)    140,004     136,236       2.8%
 Clients at period end (1), (2)          7,445       8,128      -8.4%
 Average number of client employees/
  clients at period end                  18.81       16.76      12.2%
 Average number of client
  employees paid by month (1), (3)     123,902     127,556      -2.9%
 Number of workers' compensation
  claims                                 1,065       1,415     -24.7%
 Frequency of workers' compensation
  claims per one million dollars of
  workers' compensation wages (4)         0.98 x      1.26 x   -22.2%
 Workers' compensation manual
  premium per one hundred dollars
  of workers' compensation
  wages (4), (5)                      $   2.18    $   2.77     -21.3%
 Workers' compensation billing per
  one hundred dollars of workers'
  compensation wages (4)              $   1.94    $   2.43     -20.2%
 Workers' compensation cost per one
  hundred dollars of workers'
  compensation wages (4)              $   1.38    $   1.72     -19.8%
 Client employee health benefits
  plan participation (1)                    33%         38%    -13.2%
 Annualized average wage per average
  client employees paid by month
  (1), (6)                            $ 43,528    $ 39,811       9.3%
 Annualized professional service
  fees per average number of client
  employees paid by month (1), (6),
  (7)                                 $  1,190    $  1,219      -2.4%
 Annualized total gross profit per
  average number of client employees
  paid by month (1), (6)              $  1,465    $  1,555      -5.8%
 Annualized operating income per
  average number of client employees
  paid by month (1), (6)              $    140    $    394     -64.5%

 (1) Statistics include the impact of the February  16, 2007 acquisition of HRAmerica, Inc.  Approximately 137 non-coemployed clients (as measured by individual client Federal Employer
     Identification Number (FEIN)) with approximately 15,000 client employees were acquired.

 (2) Client accounts as measured by FEIN.

 (3) The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.

 (4) Workers' compensation wages exclude the wages of clients electing out of the Company's workers' compensation program.

 (5) Manual premium rate data is derived from tables of AIG in effect for 2007 and 2006, respectively.

 (6) Annualized statistical information is based upon actual quarter-to-date amounts which have been annualized (divided by 3 and multiplied by 12) and then divided by the average number of client employees paid by month.

 (7) The annualized professional service fees is based upon
     information from the following table (in thousands):

                                           1st Quarter
                                        2007        2006
                                      --------    --------
 Revenues:
   Professional service fees          $ 36,869    $ 38,862
   Employee health and welfare
    benefits                            88,752      89,259
   Workers' compensation                21,200      27,415
   State unemployment taxes and
    other                               14,294      14,153
                                      --------------------
   Total revenues                     $161,115    $169,689
                                      ====================

CONTACT:  Gevity
          Investor and Media Relations
          Anne-Marie Megela, Vice President
          1.800.2GEVITY (1.800.243.8489), x4672
          annemarie.megela@gevity.com